Exhibit 99.1

PRESS RELEASE

Industrial Services of America, Inc. Announces First Time Cash Dividend

LOUISVILLE, KY (August 5, 2004) -- Industrial Services of America, Inc. (NASDAQ:IDSA), a leading provider of logistic management services, equipment and processes for waste, recyclable commodities and other materials, announced that its Board of Directors, at its August 4, 2004 meeting, declared a first time cash dividend payment of ten cents per share, for shareholders of record as of September 7, 2004 with a payment date of September 21, 2004.

Industrial Services of America, Inc., is a Louisville, KY based logistic management services company that offers total package waste and recycling management services to commercial, industrial and logistic customers nationwide, as well as providing recycling and scrap processing and waste handling equipment sales and service. ISA also actively participates in international markets, exporting non-ferrous metals and other recyclable materials. Additional information is available at www.isa-inc.com.

This news release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ from predicted results. Specific risks include varying demand for waste management systems, equipment and services, competitive pressures in the waste management systems and equipment divisions and fluctuations in the price of and demand for recycled materials. Further information on factors that could affect the Company's results is detailed in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly release the results of any revisions to the forward-looking statements.

Contacts:

Industrial Services of America, Inc., Louisville
Harry Kletter (hklet@isa-inc.com) or
Alan Schroering (aschroering@isa-inc.com)
http://www.isa-inc.com/
502/366-3452
For an aerial view of our Louisville facilities go to http://www.isa-inc.com/aerial.htm